Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-4 of our reports dated May 2, 2003, except for Note 47 for which the date is June 19, 2003, relating to the financial statements of WMC Resources Ltd, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers

Chartered Accountants

Melbourne, Australia

June 19, 2003